Exhibit 99.1

Enbridge announces executive leadership changes

CALGARY, AB, May 8, 2023 – Today, Enbridge Inc. (TSX: ENB) (NYSE: ENB) (Enbridge or the Company) announced the following executive leadership changes.

The Enbridge Board of Directors has appointed Patrick Murray, currently Senior Vice President & Chief Accounting Officer, to succeed Vern Yu as Executive Vice President and Chief Financial Officer effective July 1, 2023. This appointment follows the decision by Mr. Yu, Executive Vice President, Corporate Development, Chief Financial Officer & President, New Energy Technologies to leave the Company on June 30, 2023 in conjunction with his appointment as President & CEO of AltaGas Ltd.

Mr. Murray joined Enbridge in 1997 and has held a number of positions of increasing responsibility within the Finance group. He was appointed Senior Vice President & Chief Accounting Officer of Enbridge in 2020 and previously served as Vice President, Financial Planning, Analysis & Controller from 2018-2020, as Vice President, Financial Planning & Analysis from 2017 to 2018 and as Vice President, Treasury from 2014 to 2017. Mr. Murray is a Chartered Professional Accountant and holds a Bachelor of Commerce Degree from the University of Alberta.

“Pat’s appointment demonstrates our investment in people development allowing us to build a deep bench of executive talent to ensure smooth and seamless succession such as this.” said Greg Ebel, President & Chief Executive Officer of Enbridge. “Pat is an excellent addition to the Executive Leadership Team and his capital markets, investors relations and overall corporate finance experience will serve the Company well as we continue to advance Enbridge’s strategic and growth initiatives. I wish Vern all the very best with his new career and thank him for his 30 years of dedicated service and commitment to Enbridge and its people.”

About Enbridge Inc.

At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil or renewable power networks and our growing European offshore wind portfolio. We’re investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on two decades of experience in renewable energy to advance new technologies including wind and solar power, hydrogen, renewable natural gas and carbon capture and storage. We’re committed to reducing the carbon footprint of the energy we deliver, and to achieving net zero greenhouse gas emissions by 2050. Headquartered in Calgary, Alberta, Enbridge’s common shares trade under the symbol ENB on the Toronto (TSX) and New York (NYSE) stock exchanges. To learn more, visit us at enbridge.com

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